Exhibit 99.1

Hampden Bancorp, Inc. Achieves Ranking in Globe 100 List

SPRINGFIELD, Mass.--(BUSINESS WIRE)--May 28, 2013--Hampden Bancorp, Inc. (“Hampden”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), has been named to the Globe 100 annual list. On Sunday, May 19, for the twenty-fifth consecutive year, The Boston Globe unveiled its Globe 100 list ranking the best-performing public companies in Massachusetts. Hampden was ranked number seventy-five overall and was ranked seventh on the list of performance measurement of growth based on annual revenue and profit growth for the past two years.

Glenn S. Welch, CEO and President stated, “We are pleased to be named to the list of top performing public companies in the state of Massachusetts. This is a great achievement for Hampden and I want to thank all of our employees for working so hard to achieve these results. We will continue to build upon this success to grow the Bank and enhance the value to our shareholders.”

Based on a composite score derived from financial data for the four quarters ending December 31, 2012, Hampden was ranked 75th among Massachusetts-based companies. To be eligible, the company must be publicly traded for the entire 2012 calendar year on the NASDAQ, New York Stock Exchange or American Stock Exchange and report revenue and profit for both 2011 and 2012. Companies are ranked on four criteria: return on average equity, one-year percentage change in revenue, one-year percentage change in profit margin and 2012 revenue. Between December 31, 2011 and 2012, Hampden’s one-year change in revenue was 16.3% and one-year change in profit margin was 89.2%.

Hampden Bank is a full service community bank headquartered in Springfield, Mass serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard and employs approximately 120 people. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services. Additional information can be found at Hampden’s web site at www.hampdenbank.com.

The Boston Globe is wholly owned by The New York Times Company, a leading global, multimedia news and information company with 2012 revenues of $2.0 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com and related properties. The company’s core purpose is to enhance society by creating, collecting and distributing high-quality news and information.

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com